Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
1350 Euclid Ave., Suite 800
Cleveland, OH 44115-1877

www.cohenfund.com

216.649.1700
216.579.0111 *fax*

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in this Registration Statement of Marathon Value Portfolio, a series of Northern Lights Fund Trust III, formally a series of Unified Series Trust, on form N-14 of our report dated December 31, 2012, relating to the financial statements of Marathon Value Portfolio, for the year ended October 31, 2012, and to the references to our firm in the proxy statement, which is part of this registration statement.

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
February 11, 2013